UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 8, 2013

ValueClick, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30135	77-0495335
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30699 Russell Ranch Road, Suite 250, Westlake Village, California		91362
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:		818-575-4500
Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 8, 2013, ValueClick, Inc., a Delaware corporation (“ValueClick”) entered into a share and asset purchase agreement by and among ValueClick, ValueClick International Ltd. (Ireland), an Irish company and a wholly owned subsidiary of ValueClick (“VC Ireland”), ValueClick Deutschland GMBH, a German company and a wholly owned subsidiary of ValueClick (“VC Germany”) and IAC Search, LLC, a wholly owned subsidiary of IAC Interactive, Inc. (the “Buyer”) (the “Purchase Agreement”).

Under the terms of the Purchase Agreement, ValueClick has agreed to sell all of the outstanding equity interests of certain of its wholly owned subsidiaries, including ValueClick AB, a Swedish company, ValueClick Brands, Inc., a Delaware corporation, Pricerunner Denmark ApS, a Danish company, ValueClick Korea, Inc., a California corporation, ValueClick Canada, Inc., a Canadian corporation, and Investopedia LLC, a Delaware limited liability company, to the Buyer and VC Ireland and VC Germany have agreed to sell certain assets to the Buyer for an aggregate purchase price of $80 million, subject to adjustment based on cash and net working capital.

The Purchase Agreement includes customary representations, warranties, covenants and indemnities on the part of ValueClick and the Buyer. ValueClick anticipates that the transaction will close in January of 2014, subject to the customary closing conditions.

Item 8.01 Other Events

On December 9, 2013, ValueClick issued a press release announcing the execution of the Purchase Agreement, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1    Press Release, issued by ValueClick on December 9, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueClick, Inc.

December 9, 2013	By:	/s/ John Pitstick

Name: John Pitstick
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated December 9, 2013 (filed herewith).